For Immediate Release

NW Natural and BioCarbN Form Innovative Renewable Natural Gas Partnership with Tyson Foods
RNG supply will be dedicated to NW Natural Oregon customers

Portland, OR (Jan. 7, 2021) – NW Natural, a subsidiary of NW Natural Holding Company (NYSE: NWN), is partnering with BioCarbN, a developer and operator of sustainable infrastructure projects, to convert methane from some of Tyson Foods facilities into renewable natural gas (RNG) to heat homes and businesses.

Under this partnership, NW Natural has options to invest up to an estimated $38 million in four separate RNG development projects that will access biogas derived from water treatment at Tyson Foods’ processing plants. In December, NW Natural exercised its option for the first development project in Nebraska, initiating investment in an estimated $8 million project. Construction on this first project is expected to begin in early 2021, with completion and commissioning expected in late 2021.

Once fully operational, these four projects are expected to generate more than 1.2 million MMBtu of renewable natural gas each year – enough RNG to provide heat for about 18,000 homes NW Natural serves in Oregon.

This is the company’s first investment under the landmark new state RNG law, Oregon Senate Bill 98, which supports renewable energy procurement and investment by natural gas utilities.

RNG is produced from organic materials like agricultural and forestry by-products, food waste, wastewater, or landfills, and is a unique and valuable form of renewable energy. It combines similar emission reduction benefits of traditional, intermittent renewables such as wind and solar, with the reliability and seasonal storage capabilities of natural gas - all while capturing, cleaning and utilizing organic material that would otherwise contribute carbon to the atmosphere.

“Our vision is to champion innovative policies and new technologies to provide a substantial climate benefit for our customers,” said David H. Anderson, NW Natural president and CEO. “We have a long history of being leaders on environmental stewardship and climate change. This partnership is just one step forward in what we intend to be many to follow, as we work to source more and more of our supply from renewables over time.”

Partners for these projects include BioCarbN, an Idaho-based developer and operator of renewable energy projects, and Cross River Infrastructure Partners, a Connecticut-based developer of waste-based infrastructure projects.

Other RNG projects
The BioCarbN projects will be separate from the three previously announced RNG projects that NW Natural is currently interconnecting to its system. These include the City of Portland’s Bureau of Environmental Services’ Columbia Boulevard Wastewater Treatment Plant; the Eugene-Springfield Water Pollution Control Facility; and the Shell New Energies Junction City biomethane facility. According to the Coalition for Renewable Natural Gas, there are 130 RNG facilities operating today in the U.S. and Canada with 110 more in development or under construction.

About NW Natural
NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through nearly 770,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. NW Natural, a part of Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon, and has been doing business for more than 160 years. NW Holdings owns NW Natural, NW Natural Water Company (NW Natural Water), and other business interests and activities.

About BioCarbN
BioCarbN is an Idaho-based sustainable infrastructure project developer and operator, focused on constructing, owning and operating turnkey RNG production, nutrient recovery, and waste conversion plants. BioCarbN has exclusively partnered with Cross River Infrastructure Partners to develop its portfolio of technology-enabled sustainable infrastructure projects. www.biocarbn.com

About Cross River Infrastructure Partners
Cross River Infrastructure Partners (“CRIP”) is a sustainable infrastructure business focused on developing projects and commercializing technologies. CRIP partners with developers and technology companies to accelerate the deployment of projects focused on upcycling waste streams and carbon emissions to produce valuable sources of renewable energy, hydrogen, agricultural products and industrial materials. www.crossriverllc.com

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Media Contact: Melissa Moore, Melissa.moore@nwnatural.com, (503) 818-9845 pager
Investor Contact: Nikki Sparley, nikki.sparley@nwnatural.com, (503) 721-2530